                                  AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                              COLOR SPOT NURSERIES, INC.


         Color Spot Nurseries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Color Spot Nurseries, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 17, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 31, 1996.

    2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of this Corporation as more particularly set forth on EXHIBIT A.

    3. The text of the Certificate of Incorporation as amended or supplemented heretofore is restated as more particularly set forth on EXHIBIT A.

    4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

    5.   This Amended and Restated Certificate of Incorporation shall be
effective on the ___ day of                      , 1997.

    IN WITNESS WHEREOF, Color Spot Nurseries, Inc. has caused this Certificate to be signed by MICHAEL F. VUKELICH, its Chief Executive Officer, this ___ day
of          , 1997.

                                  COLOR SPOT NURSERIES, INC.



                                  By
                                     -------------------------------------
                                MICHAEL F. VUKELICH
                                     Chief Executive Officer


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                                      EXHIBIT A

                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                              COLOR SPOT NURSERIES, INC.


                                      ARTICLE I

         The name of the corporation is COLOR SPOT NURSERIES, INC. (hereinafter referred to as the "Corporation").

                                      ARTICLE II

         The address of the Corporation's registered office in the state of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is THE CORPORATION TRUST COMPANY.

                                     ARTICLE III

         The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.
                                      ARTICLE IV

         Section 1. AUTHORIZED SHARES. The number of shares of capital stock of all classes which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

         Section 2. DESIGNATIONS, POWERS, AND PREFERENCES. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

              A. PREFERRED STOCK. Shares of Preferred Stock may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series of Preferred Stock shall be of equal rank and identical in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of a majority of the capital


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stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class. Subject to the limitations hereof and the limitations prescribed by law, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to fix from time to time, by resolution or resolutions adopted prior to the issuance of and providing for the establishment or issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, determination of the following:

                   (i) The distinctive serial designation and number of shares comprising each such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the total number of authorized shares of Preferred Stock pursuant to Section 1 of this
Article IV), which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board of Directors;

                   (ii) The rate of dividends, if any, on the shares of that series, whether dividends shall be noncumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property, or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

                   (iii) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable upon redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable upon redemption;

                   (iv) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

                   (v) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

                   (vi) Whether the shares of that series shall be convertible into or exchangeable for any other securities and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination or reclassification of shares or similar event;


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                   (vii)     Whether the issuance of any additional shares of
such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

                   (viii) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Second Amended and Restated Certificate of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class;

                   (ix) The rights of the holders of the shares of that series to elect additional directors of the Corporation under specified circumstances and the provisions under which such additional directors so elected shall serve; and

                   (x) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Second Amended and Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

              B.   COMMON STOCK.

         Subject to all of the rights of the Preferred Stock, and except as may be provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

                   (i) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

                   (ii) The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

                   (iii) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

              C. PREEMPTIVE RIGHTS. No holder of any stock of the Corporation of any class shall have the preemptive right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into or exchangeable


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for stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

                                      ARTICLE V

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders, it is further provided:

         Section 1. ELECTIONS OF DIRECTORS. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         Section 2. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the corporation, Class I to hold office initially for a term expiring at the annual meeting of stockholders to be held during the fiscal year ending in 1998, Class II to hold office initially for a term expiring at the annual meeting of stockholders to be held during the fiscal year ending in 1999, and Class III to hold office initially for a term expiring at the annual meeting of stockholders to be held during the fiscal year ending in 2000, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

         Section 3. STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the Bylaws.

         Section 4. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in


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accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such directors successor shall have been elected and qualified, or until such director's earlier resignation or removal.

         Section 5. STOCKHOLDER ACTION. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders.

         Except as otherwise prescribed by law and subject to the rights of holders or any class or series of Preferred Stock, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairman of the Board, if there be one, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of a majority of the entire Board of Directors or by holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize such action.

         Section 6. BYLAW AMENDMENTS. The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the stockholders of the Corporation. Notwithstanding the foregoing and anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, Section 7 of Article II and Section 3 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

         Section 7. REMOVAL OF DIRECTORS. Any director, other than those who may be elected by the holders of any class or series of Preferred Stock, or the entire Board of Directors, may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class.

         Section 8. AMENDMENT, REPEAL, ETC. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article V or any provision hereof.

                                      ARTICLE VI


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         The Corporation expressly elects to be governed by Section 203 of the
General Corporation Law of the State of Delaware.

                                     ARTICLE VII

         SECTION 1. NATURE OF INDEMNITY. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article VII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and, subject to Sections 2 and 5 of this Article VII, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         SECTION 2. PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS. Any indemnification of a director or officer of the Corporation under Section 1 of this Article VII or advance of expenses under Section 5 of this Article VII shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to


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any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         SECTION 3. NONEXCLUSIVITY OF ARTICLE VII. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         SECTION 4. INSURANCE. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VII.

         SECTION 5.  EXPENSES.  Expenses incurred by any person described in
Section 1 of this Article VII in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         SECTION 6. EMPLOYEES AND AGENTS. Persons who are not covered by the foregoing provisions of this Article VII and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

         SECTION 7. CONTRACT RIGHTS. The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity


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at any time while this Article VII and the relevant provisions of the General
Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article VII or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

         SECTION 8.  MERGER OR CONSOLIDATION.  For purposes of this Article
VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         SECTION 9. LIMITATION OF LIABILITY. To the fullest permitted by the General Corporation Law of the State of Delaware, no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         In accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation shall become effective upon its filing date.


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         IN WITNESS WHEREOF, Color Spot Nurseries, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged by its President and attested by its Secretary and its corporate seal to be affixed hereto this ___ day of September, 1997.

                             COLOR SPOT NURSERIES, INC.



                             By:
                                -----------------------------------------
                                Michael Vukelich, Chief Executive Officer



    ATTEST:



    ----------------------------------
    Karla Vukelich, Secretary


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